Exhibit 99.1

                  Focus Enhancements Receives Nasdaq
           Deficiency Notice Relating to Minimum Bid Price

        - Company Has Minimum Six Months to Regain Compliance -


    CAMPBELL, Calif.--(BUSINESS WIRE)--Aug. 17, 2007--Focus Enhancements, Inc. (NASDAQ:FCSE), a worldwide leader in Ultra Wideband
(UWB) wireless technology, video conversion and digital media, announced it received a letter on August 15, 2007, from The Nasdaq Stock Market notifying the company that for the past 30 consecutive business days, the bid price of the company's common stock has closed below the minimum $1.00 per share price requirement for continued inclusion under Nasdaq Marketplace Rule 4310(c)(4).

    Pursuant to Marketplace Rule 4310(c)(8)(D), the company will be provided with 180 calendar days to regain compliance with Nasdaq Capital Market's minimum bid price requirement. To do so, the bid price of the company's common stock must close at $1.00 or more per share, for a minimum of 10 consecutive business days, before February 11, 2008.

    If Focus Enhancements does not regain compliance by February 11, 2008, Nasdaq Staff will determine whether the company meets the Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If so, Nasdaq will notify the company that it has been granted an additional 180 calendar day compliance period.

    If the company is not eligible for an additional compliance period, Nasdaq Staff will provide written notification that the company's common stock will be delisted. The company may appeal the Nasdaq Staff's determination at that time.

    About Focus Enhancements, Inc.

    Focus Enhancements, Inc. (NASDAQ CM:FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary video and wireless video technologies. The company's Semiconductor Group develops integrated circuits (ICs) for high-performance applications in the video convergence market, including IPTV set-top boxes and portable media players. Focus Enhancements is currently developing a wireless IC chip set based on the WiMedia UWB standard and designed to be compatible with Wireless USB, and used in personal computer (PC), consumer electronics (CE), and mobile electronics applications. The company's Systems Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets. More information on Focus Enhancements may be obtained from the company's SEC filings, or by visiting the Focus Enhancements home page at http://www.focusinfo.com.


    CONTACT: Lippert/Heilshorn & Assoc.
             Focus Enhancements Investors:
             Mary Magnani, 415-433-3777
             mmagnani@lhai.com